UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 2, 2005
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT (Address of principal executive offices)	06156 (Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
This Form 8-K is to describe ordinary course director compensation actions taken by the Board of Directors of Aetna Inc.
On December 2, 2005, the Aetna Inc. Board of Directors voted to approve the director compensation package that will apply for non-management directors for 2006. The Board decided to maintain the total value of target compensation at approximately $220,000, which is approximately equal to the average compensation for Aetna’s non-management directors for 2005 and the median of a relevant comparative group. Cash retainer and per meeting fees for Board and Committee service will remain at 2005 levels, although the retainer for service as Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman were each raised to $10,000. Total compensation for a non-management director may be higher or lower than the target level depending on the number of meetings held, the Committees on which the director serves, the director’s service as Committee Chairman, and the performance of Aetna’s stock.
Of total target compensation for 2006, approximately 59% will consist of stock based compensation (restricted and deferred stock units), approximately 28% will consist of Board and Committee cash retainers and meeting fees, approximately 11% will consist of benefits, primarily the estimated value of the director charitable award program, and approximately 2% will consist of deferred compensation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: December 2, 2005	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller